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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
  eShare Technologies, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of eShare Technologies, Inc. (formerly Melita International Corporation) of our report, dated April 16, 1999, except as to note 12 which is as of June 15, 1999, with respect to the balance sheets of eShare.com, Inc. (formerly eShare Technologies, Inc.) as of December 31, 1998 and 1997, and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the registration statement. Such report appears in the Form 8-K of eShare Technologies, Inc., dated December 20, 1999.


KPMG LLP


Melville, New York

December 20, 1999